UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ModusLink Global Solutions, Inc.

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EGAN-JONES RECOMMENDS MODUSLINK STOCKHOLDERS VOTE FOR ALL

MODUSLINK DIRECTOR NOMINEES

Institutional Shareholder Services (ISS) Supports Election of ModusLink Nominee Jeff Fenton

Independent Proxy Advisory Firms, Egan-Jones, ISS and Glass Lewis, Recommend Stockholders

Reject Election of Peerless Nominee Timothy Brog

ModusLink Urges Stockholders to Vote FOR the Company’s Director Nominees

on the WHITE Proxy Card Today

WALTHAM, Mass., January 10, 2012 – ModusLink Global Solutions™, Inc. (NASDAQ: MLNK), today announced that independent proxy advisory firms, Egan-Jones Proxy Services (Egan-Jones), Institutional Shareholder Services (ISS) and Glass Lewis & Co. (Glass Lewis), have issued reports in connection to ModusLink’s 2011 Annual Meeting of Stockholders to be held on January 20, 2012. Egan-Jones recommends that its clients vote for ModusLink’s two director nominees—Thomas (“Tom”) H. Johnson and Jeffrey (“Jeff”) J. Fenton. ISS supports the election of ModusLink nominee, Jeff Fenton. All three firms recommend that ModusLink stockholders reject Peerless Systems Corporation (NASDAQ: PRLS) (“Peerless”) nominee, Timothy E. Brog.

In its report, dated January 3, 2012, Egan-Jones states:

“We believe that our support for the management is merited and that voting the management ballot (WHITE PROXY CARD) is in the best interest of the Company and its shareholders.” The report also states: “We are not persuaded that the dissidents’ nominees would bring appropriate backgrounds and experience to the Board.”[1]

In response to these reports, ModusLink issued the following statement:

We are extremely pleased that Egan-Jones supports the election of ModusLink’s two highly-qualified and experienced director nominees. ModusLink’s Board and management team are actively engaged and committed to building value for all ModusLink stockholders and have the necessary depth and breadth of expertise in areas that are critical to ModusLink’s continued success. We are confident that our Board and management team, including our director nominees – Tom Johnson and Jeff Fenton – is the right team to continue leading ModusLink as we push forward on executing our plan to set the Company on a path to sustained growth in revenue and profits, which is already delivering results, and also continue to conduct a comprehensive review of strategic alternatives to enhance stockholder value. We strongly urge all ModusLink stockholders to follow the recommendation of Egan-Jones and protect the value of their investment by voting for our Director nominees on the WHITE proxy card today.

We are also pleased that ISS supports the election of ModusLink’s director nominee, Jeff Fenton. However, we believe that ISS and Glass Lewis reached the wrong conclusion in failing to support our nominee Tom Johnson. Both ModusLink director nominees, like every member of the Company’s Board, are committed to representing the interests of all ModusLink stockholders, not those of one stockholder.

[1] Permission to use quotations was neither sought nor obtained.

In contrast, we strongly believe that, if elected, the Peerless nominees could interrupt the ongoing implementation of ModusLink’s strategic plan, disrupt the current review of strategic alternatives, reduce the level of relevant experience on the Board and negatively impact stockholder value. This is supported by the Peerless nominees’ lack of any relevant experience related to the industry in which ModusLink operates and their failure to provide any strategic or operational suggestions that might lead to improved stockholder value creation at ModusLink.

This is further demonstrated by comparing the experience of ModusLink nominee Tom Johnson to that of Peerless nominee, Jeffrey Wald:

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Board recommends voting FOR ModusLink director nominee: Thomas H. Johnson (63) – Tom Johnson has significant board experience with multi-national corporations such as Coca-Cola Enterprises, GenOn Energy, Inc., Universal Corporation, Chesapeake Corporation and Mirant Corporation. This includes serving on such companies’ audit, nominating and governance and compensation committees. Mr. Johnson provides to the Board more than 15 years of leadership and financial experience, including service as the CEO of several large corporations. Mr. Johnson was identified by an outside search firm, Spencer Stuart, as part of a nationwide search for director candidates. Importantly, his experience as Chairman and CEO of Chesapeake Corporation, a specialty packaging manufacturer with facilities in Asia, Europe and the United States provides important, relevant and extensive operational, manufacturing and international management experience in ModusLink’s key regions.

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Board recommends discarding gold card as a vote against Peerless director nominee: Jeffrey S. Wald (38) – Conversely, Jeffrey Wald is a relative unknown who refused to be interviewed by ModusLink’s Nominating and Governance Committee. Based on publicly available information, Mr. Wald provides no relevant industry experience. Mr. Wald’s board experience is limited to serving as a director on the dissident’s board and on the board of Sielox, Inc., a $2 million market cap company whose stock has a 52-week high of 11 cents.

Furthermore, Peerless, which owns approximately 2 percent of ModusLink stock, is seeking to control 25 percent of the Company’s Board in order to pursue its own short-term agenda. Peerless has been a ModusLink stockholder for only six months, and since October 4, 2011, Peerless has sold approximately 10 percent of its ModusLink stockholdings.

ModusLink is at a critical juncture in its development. We urge stockholders to protect their investment and not risk the Company’s future by exposing ModusLink to Peerless and its nominees. Stockholders should vote for ModusLink’s director nominees on the WHITE proxy card today.

ModusLink stockholders are reminded that their vote is important, no matter how many shares they own. Whether or not they attend the Annual Meeting, ModusLink stockholders are encouraged to submit a WHITE proxy by Internet, telephone or by signing and dating the WHITE proxy card itself and returning it as soon as possible.

Stockholders who have questions about how to vote their shares, or need additional assistance, should contact ModusLink’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 750-5836 (banks and brokers may call collect at (212) 750-5833).

About ModusLink

ModusLink Global Solutions, Inc. designs and executes global value chain strategies to solve clients’ cost, time-to-market, customer satisfaction and revenue objectives. Our supply chain, aftermarket, e-

Business and entitlement management solutions support the end-to-end product lifecycles of the world’s leading technology and consumer goods companies. ModusLink has more than 25 years of experience executing complex supply chain processes such as sourcing, configuration and fulfillment. We can manage these critical functions seamlessly with a client’s global e-Business initiative or an integrated aftermarket program, including alternative channel recovery for at-risk inventory. Backed by a footprint of more than 25 solution centers in 15 countries, ModusLink clients can react quickly to shifting market dynamics impacting value chain performance and revenues. For more information about ModusLink’s flexible, scalable and sustainable solutions, visit www.moduslink.com or www.valueunchained.com, the blog for value chain professionals.

ModusLink Global Solutions is a trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

Forward looking Statement

This release contains forward-looking statements, which address a variety of subjects including, for example, ModusLink’s prospects for success, the Board and management’s plan to set the Company on a path to sustained growth in revenue and profits, the benefits of the implementation of the Company’s strategic plan and the potential results of the strategic alternatives review process. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy, including its investment and costs savings plan and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; there can be no assurance that the Company will be able to utilize its tax attributes at any time in the future; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. In addition, there can be no assurance that the review of strategic alternatives will enhance stockholder value, that any transaction will be pursued, or if a transaction is pursued that it will be consummated. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and

Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Important Additional Information

On December 2, 2011, ModusLink filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2011 annual meeting of stockholders (the “2011 Annual Meeting”) and has mailed the definitive proxy statement to its stockholders. The definitive proxy statement contains important information concerning the identity and interests of ModusLink’s directors, director nominees and certain of its officers and employees that may be deemed, along with ModusLink, to be participants in the solicitation of ModusLink’s stockholders in connection with the 2011 Annual Meeting.

Copies of ModusLink’s definitive proxy statement, any other relevant documents and other materials filed with the SEC concerning ModusLink, when filed, may be obtained free of charge at www.sec.gov and www.ir.moduslink.com. The definitive proxy statement and any other relevant documents filed with the SEC contain (or will contain) important information, and stockholders should carefully read the definitive proxy statement, the accompanying WHITE proxy card and other materials filed with the SEC when they become available before making any voting decision.

Contacts:

ModusLink Global Solutions:

Robert Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com

Joele Frank, Wilkinson, Brimmer, Katcher

Joele Frank / Kelly Sullivan / Averell Withers

212-355-4449